CITIGROUP, INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS
(In Millions)

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
                                                             YEAR ENDED DECEMBER 31,              Nine Months
                                                                                                  September 30
EXCLUDING INTEREST ON DEPOSITS:                     1999     1998     1997     1996     1995     2000     1999
                                                   ------   ------   ------   ------   ------   ------   ------
FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)                      13,894   15,849   14,911   12,362   13,488   13,633   10,385
     INTEREST FACTOR IN RENT EXPENSE                  262      394      301      282      275      261      212
     DIVIDENDS--PREFERRED STOCK                       232      332      433      505      800      136      181
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL FIXED CHARGES                        14,388   16,575   15,645   13,149   14,563   14,030   10,778
                                                   ------   ------   ------   ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES   15,948    9,269   10,750   11,087    8,914   15,152   11,757
     OTHER                                             --       --       --        1       --       --       --
     FIXED CHARGES (EXCLUDING PREFERRED
        STOCK DIVIDENDS)                           14,156   16,243   15,212   12,644   13,763   13,894   10,597
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL INCOME                               30,104   25,512   25,962   23,732   22,677   29,046   22,354
                                                   ======   ======   ======   ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS                  2.09     1.54     1.66     1.80     1.56     2.07     2.07
                                                   ======   ======   ======   ======   ======   ======   ======

INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
     INTEREST EXPENSE                              24,768   27,495   24,524   21,336   22,390   23,252   18,583
     INTEREST FACTOR IN RENT EXPENSE                  262      394      301      282      275      261      212
     DIVIDENDS--PREFERRED STOCK                       232      332      433      505      800      136      181
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL FIXED CHARGES                        25,262   28,221   25,258   22,123   23,465   23,649   18,976
                                                   ------   ------   ------   ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES   15,948    9,269   10,750   11,087    8,914   15,152   11,757
     OTHER                                             --       --       --        1       --       --       --
     FIXED CHARGES (EXCLUDING PREFERRED
        STOCK DIVIDENDS)                           25,030   27,889   24,825   21,618   22,665   23,513   18,795
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL INCOME                               40,978   37,158   35,575   32,706   31,579   38,665   30,552
                                                   ======   ======   ======   ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS                  1.62     1.32     1.41     1.48     1.35     1.63     1.61
                                                   ======   ======   ======   ======   ======   ======   ======
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